EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement") dated November 21, 1996 between Robert
A. Peiser, currently residing at 326 Lakewood Drive, Bloomfield Hills, Michigan 48304 ("Employee"), and Western Pacific Airlines, Inc., a Delaware corporation (the "Company").

1) EMPLOYMENT. Subject to the terms and conditions herinafter set forth, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, during the three-year period (the "Employment Term") beginning on December 2, 1996 (the "Commencement Date"), and ending on December 1, 1999; provided, however that the Employment Term shall automatically extend for successive one-year periods, with the annual cycle thereof running from each December 2 to the December 1 of the following year, unless not later than June 1 of any year, commencing with June 1, 1999, the Company shall have given written notice to Employee that the Company does not wish to extend the Employment Term, and receive his then current base salary for a period of twelve months from the date of such written notice and Employee shall be entitled to receive passes as specified in Section 8(e). The Employment Term may be terminated pursuant to the provisions of Section 5 or Section 6 hereof.

2) DUTIES. Employee shall be employed in the capacity of President and Chief Executive Officer of the Company. Employee shall have such duties as may reasonably be assigned to him by the Board of Directors of the Company. Employee shall perform such duties diligently and to the best of his ability, and shall comply with the Company's business conduct policies as in effect from time to time. Employee's duties shall be performed primarily at the Company's headquarters in Colorado Springs, Colorado, with such travel as the performance of his duties may reasonably require. As President and Chief Executive Officer, Employee shall have general supervision over the Company's other officers, employees, agents and representatives. The Company shall use its best efforts and powers to cause Employee's election as a director of the Company as of the Commencement Date and shall use its best efforts and powers to sustain and continue Employee's election as a director of the Company during the Employment Term. Except as otherwise set forth herein, during the Employment Term, Employee shall devote his entire working time, attention and energy to the business of the Company, and shall not be engaged in any other business activity that, in any significant way, conflicts with or interferes with Employee's performance of his duties hereunder, except as authorized by the Board of Directors of the Company. The Company undertakes not to either materially diminish the responsibilities, duties and authority of Employee or require that Employee relocate his principal residence from Detroit, Michigan without the prior consent of Employee.

3) COMPENSATION AND BENEFITS

(a) SALARY. During the Employment Term, the Company shall pay Employee for his services hereunder a base salary at the rate of $300,000 per annum, for the first twelve months of the Employment Term and, increased upward for each successive twelve-month period by that percentage which is equal to the annual increase in the Consumer Price Index (as hereinafter defined), and subject further to upward adjustment in accordance with the Company's salary review practices and procedures in effect from time to time. Such salary shall be payable semi-monthly in accordance with the regular payroll policies of the Company in effect from time to time.

(b) BENEFITS. During the Employment Term, Employee shall be entitled to participate in, to the extent Employee is eligible under the terms thereof, all benefit plans and programs that are generally provided from time to time by the Company to its executive personnel, including an incentive compensation plan, a pension or profit sharing plan, a stock purchase plan a bonus plan, a group benefit plan and a medical plan. Notwithstanding anything herein to the contrary, Employee and Employee's dependents shall be covered, without regard to waiting periods or to exclusions for pre-existing conditions, from the Commencement Date forward, under either the Company's health plan, or an individual health policy procured and maintained by the Company, the Company's group term life insurance plan and the Company's group long-term disability plan. Subject to the rights of Employee set forth in Sections 5 and 6 hereof, nothing herein shall preclude the Company from terminating or amending any employee benefit plan or program.

(c) VACATION. During the Employment Term, Employee shall be entitled to not less than four weeks of vacation per calendar year to be taken in accordance with the Company's normal vacation policies in effect from time to time.

(d) BONUSES.  Employee shall be entitled to receive bonuses as follows:

(i) Upon the date of execution of this Agreement, Employee shall receive a cash signing bonus in the amount of $300,000; and

(ii) Upon each anniversary of this Agreement during the Employment Term, Employee shall participate in any performance bonus plan that may be adopted by the Company's Board of Directors.

(e) SUPPLEMENTAL INSURANCE.    The Company will procure and maintain in force,
during the Employment Term, on behalf of Employee and in his name a term life insurance policy upon the life of Employee in the amount of $1,000,000.00, with the beneficiaries to be designated by Employee. Upon termination of his employment with the Company for any reason, Employee shall be entitled to retain such life insurance policy. The Company will also procure and maintain, to the extent the Company's long term disability insurance for executive personnel does not provide a benefit equal to 80% of Employee's base salary, a supplemental long-term disability policy the terms of which shall be the insurance carrier's standard terms for such policies, which provides a benefit such that Employee's aggregate long term disability coverage is equal to 80% of Employee's then-current base salary.

(f) STOCK GRANT AND OPTIONS. Upon the date of execution of this Agreement, Employee shall receive a grant of 100,000 shares of the Company's common stock, which shares shall vest in Employee as follows: the first 34,000 shares shall vest on November 21, 1997, the second 33,000 shares shall vest on November 21, 1998, and the last 33,000 shares shall vest on November 21, 1999. In addition, upon the date of execution of this Agreement the Company shall cause to be granted to Employee, under the Company's 1994 Stock Option Plan, options with respect to 300,000 shares of Company stock, each such option to be exercisable at a price of $7.75 per share and to vest at the rate of 100,000 shares per year at the same times as the Company stock granted to Employee shall vest. To the maximum extent permitted by law, such options shall be incentive stock options, within the meaning of section 422 of the Internal Revenue Code of 1986. as amended.

(g) TRAVEL AND BUSINESS EXPENSES. Upon submission of itemized expense statements in the manner specified by the Company, Employee shall be entitled to reimbursement for reasonable travel and other business expenses, including luncheon club dues and expenses in the Colorado Springs, Colorado area, incurred by Employee in the performance of his duties hereunder. The Company shall provide Employee with a monthly automobile allowance of $650.00. The Company shall provide a Company-owned cellular phone, pager and laptop computer to Employee to be used by Employee during the Employment Term.

(h) LIVING EXPENSES. Upon submission of itemized expense statements in the manner specified by the Company with respect to travel and business expenses and for the period beginning with the Commencement Date and ending twelve months thereafter, (except for airfare, which shall continue during the Employment Term), unless otherwise extended by the Board of Directors, Employee shall be entitled to reimbursement for reasonable out-of-pocket living expenses incurred while Employee is residing in the Colorado Springs, Colorado area, including, without limitation, airfare between Detroit, Michigan or such other location as then constitutes Employee's permanent residence and Colorado Springs, Colorado, and apartment rental and food expenses in the Colorado Springs, Colorado area.

(i) PAYMENT. Payment of all compensation and benefits to Employee hereunder shall be made in accordance with the relevant policies of the Company in effect from time to time and shall be subject to all applicable employment and withholding taxes.

(j) CESSATION OF EMPLOYMENT. If Employee shall cease to be employed by the Company for any reason, then Employee's compensation and benefits shall cease as of the Termination Date, except as otherwise provided herein or in any applicable employee benefit plan or program.

4) EMPLOYEE'S OTHER ACTIVITIES. Notwithstanding any provision to the contrary herein, during the Employment Term, Employee may serve on the Board of Directors for up to two other public companies, provided that such companies are not direct competitors with the Company. In addition, the Company acknowledges that Employee is the holder of Trans World Airlines stock options and the Employee will in no way be restricted by this Agreement, the Company or the Board of Directors of the Company with respect to his ability to exercise such options or dispose of such options or any stock acquired thereunder.

5) TERMINATION OF EMPLOYMENT OF EMPLOYEE BY THE COMPANY.

(a) Employee's employment may be terminated by the Company for Cause (as hereinafter defined) at any time, effective not earlier than 30 days following the giving to Employee of a written notice of termination specifying in detail the particulars of the conduct of Employee deemed by the Company to justify such termination for Cause and which shall include copies of Board of Directors resolutions in which appropriate determinations have been made in support of such termination. If such termination is based on subclauses (I) or (ii) of subsection 14(a) hereof, Employee shall be entitled to and may demand a hearing before the Board of Directors, prior to the effective date of termination, at which hearing all of the evidence and other considerations material to the determination of the Board of Directors to terminate Employee shall be openly discussed and Employee shall have the opportunity to present additional relevant evidence and relevant arguments as to why Employee should not be terminated for Cause. Employee shall be entitled to be represented by counsel. At the conclusion of the hearing, the Board of Directors may take any action it deems appropriate or may, in its discretion, take no further actions. In order to foster openness and candor in such hearing, all communications occurring in connection with any such hearing and related proceedings shall be deemed confidential and privileged communications and shall be inadmissible in any judicial or other proceeding. Unless the Board of Directors otherwise determines, the conduct of any such hearing shall not affect the timetable for the effective date of termination for Cause; provided, however that the effective date of termination shall not be retroactive.

(b) Employee's employment may be terminated by the Company Without Cause at any time, effective not earlier than 30 days following the giving to Employee of a written notice of termination specifying that such termination is Without Cause.

(c) Upon a termination by the Company of Employee's employment for Cause, Employee shall be entitled to the payments specified in subparagraph (a) of
Section 8 of this Agreement. Upon a termination by the Company of Employee's employment Without Cause, Employee shall be entitled to all of the payments and benefits provided for in subparagraphs (b), c, (d) and (e) of Section 8 hereof.

(d) If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from Employee's duties hereunder for 180 consecutive days, the Company may, by notice to Employee, terminate Employee's employment hereunder for "Disability". Upon a termination of Employee's employment for Disability, Employee shall be entitled to the payments specified in subparagraphs (b), c, (d) and (e) of Section 8 of this Agreement. During any period that Employee fails to perform Employee's duties hereunder as a result of incapacity due to physical or mental illness, Employee shall continue to receive the compensation and benefits provided for in Section 3 hereof, provided, however, that the amount of compensation and benefits received by Employee shall be reduced by the aggregate amounts, if any, payable to Employee under disability benefit plans and programs of the Company or under the Social Security disability insurance program.

6) TERMINATION OF EMPLOYMENT OF EMPLOYEE. Employee shall be entitled to terminate his employment with the Company at any time, effective not earlier than 30 days following the giving to the Company's Board of Directors of written notice of termination. If such termination is for Good Reason, Employee shall be entitled to all of the payments and benefits specified in subparagraph (a) of Section 8. Employee shall give the Company written notice of any such voluntary termination of employment, which notice need specify only Employee's desire to terminate his employment and, if such termination is for Good Reason, set forth in reasonable detail the facts and circumstances claimed by Employee to constitute Good Reason.

7) CHANGE IN CONTROL. In the event of a "Change in Control" (as hereinafter defined), Employee shall be entitled to the benefits specified in Section 8(d) hereof.

8) PAYMENTS AND BENEFITS UPON TERMINATION. To the extent provided in Sections 5 and 6 hereof, upon termination (other than as to subparagraph (d) below where the vesting referred to therein shall occur on the day immediately preceding the date of termination) of his employment (other than termination solely by reason of the expiration of the Employment Term), Employee shall be entitled to receive the following payments and benefits:

(a) The Company shall pay to Employee without set-off on the Termination Date
(I) the full base salary earned by Employee through the Termination Date and unpaid at the Termination Date, plus (ii) credit for any vacation earned by Employee but not taken at the Termination Date, plus (iii) all other amounts earned by Employee and unpaid as of the Termination Date.

(b) The Company shall pay to Employee without set-off all amounts he is or would be entitled to receive under Section 3(a) hereof as if Employee were employed through the later of the Completion Date (as hereinafter defined) or the date which is twelve months following the date written notice of termination is given. In addition, the Company shall pay to Employee without set-off all amounts he is entitled to receive under Section 3(d) hereof as if Employee were employed through the Completion Date. In each case, such amounts shall be payable at Employee's election either in a lump sum or at the times such amounts would have been payable were Employee to remain employed by the Company.

(c) The Company shall provide to Employee without set-off all benefits he is entitled to receive under Sections 3(b) and 3(e) hereof as if Employee were employed through the Completion Date. Until the earlier of (I) the Completion Date or (ii) Employee's similar coverage (without exclusions for preexisting conditions) by a new employer, the Company shall maintain in full force and effect for Employee's continued benefit all life insurance, medical, dental and disability plans, programs or arrangements in which Employee is entitled to participate immediately prior to the Termination Date, provided that Employee's continued participation is possible under the terms and provisions of such plans, programs or arrangements. In the event that Employee's participation is any such plan, program or arrangement is barred by the terms thereof, the Company shall arrange to provide Employee with benefits substantially similar to those which Employee would otherwise be entitled to receive under such plans, programs or arrangements. Any continuation of benefits under this Section 8c shall not be counted towards the benefits extension period mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(d) The Company shall vest Employee in any Company stock previously granted to Employee and any options with respect to Company stock previously granted to Employee which have not vested by their terms as of Employee's Termination Date, and, with respect to any such options, the options shall remain exercisable for a period of twelve months following Employee's Termination Date.

(e) Employee and Employee's eligible dependents will be issued lifetime positive space first class no service charge passes, on a basis commensurate with the position of the Company's chief executive officer, on the Company airline. Employee's passes will not be transferable but will cover one additional individual if such individual is accompanying Employee.

9) TAX INDEMNITY. If any amounts, reimbursements or benefits payable by the Company to Employee pursuant to Sections 3(g) or 3(h) of this Agreement are determined to be subject to any tax pursuant to any federal, state or local tax laws, the Company shall pay to Employee such additional sum as is necessary (after taking into account all federal, state and local income taxes payable by Employee as a result of the receipt of such additional sum) to place Employee in the same after-tax position he would have been in had no such tax been paid or incurred.

10) EMPLOYEE'S ENFORCEMENT EXPENSES. All costs and expenses (including reasonable legal and accounting fees) incurred by Employee to (I) defend the validry of this Agreement, (ii) contest the termination of his employment by the Company or any determinations by the Company concerning the amounts payable by the Company under this Agreement or c otherwise obtain or enforce any right or benefit provided to Employee by this Agreement (including, without limitation, any right or benefit under this Section 10) shall be paid by the Company if Employee is the prevailing party. Notwithstanding the foregoing, all costs and expenses (including reasonable legal fees) incurred by Employee in connection with his negotiations to become affiliated with the Company, including the negotiation of this Agreement, and his consultation during the Employment Term with his legal counsel with respect to his relationship with the Company pursuant to this Agreement and his rights and obligations hereunder, shall be paid by the Company.

11) CONFIDENTIAL INFORMATION. Employee, during the period of his employment by the Company and thereafter, irrespective of whether the termination of his employment is voluntary or involuntary, will not directly or indirectly (without the Company's prior written consent), use for himself, or use for or disclose to any other party, any confidential information regarding the Company. For purposes of this Agreement, such confidential information shall include any data or information regarding the business of the Company or any subsidiary or affiliate of the Company that is not generally known to the public, including without limitation any confidential information or data regarding the plans of the Company or its affiliates or the business methods of the Company or its affiliates not in general use by others. The Company acknowledges that Employee has substantial experience in the airline industry and possesses extensive information and knowledge regarding the industry in general which shall not be deemed confidential information for purposes of this Agreement.

12) INDEMNIFICATION. The Company shall defend, indemnify and hold harmless Employee (including, without limitation, the prompt advance payment of all reasonable legal fees and expenses) to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware and by the Certificate of Incorporation of the Company as in effect from time to time. The Company shall cause Employee to be covered by the current policies of directors' and officers' liability insurance covering directors and officers of the Company, copies of which have been provided to Employee, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of the Company. The Company shall use commercially reasonable efforts to cause the current policies of directors' and officers' liability insurance covering directors and officers of the Company to be maintained throughout the Employment Term (provided that the Company may substitute therefore, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect.)

13) NOTICE. All notices hereunder shall be in writing and shall be deemed to have been duly given (I) when delivered personally or by courier, or (ii) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, in each case addressed as set forth below:

(a) If to the Company:

       Western Pacific Airlines, Inc.
        2864 South Circle Drive
        Suite 1100
        Colorado Springs, Colorado
        Attention:  Corporate Secretary

(b) If to Employee:

        Robert A. Peiser
        326 Lakewood Drive
        Broomfield Hills, Michigan 48304

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

14) DEFINITIONS.

(a) "Cause", when used in connection with the termination of Employee's employment by the Company, shall mean (I) the unreasonable willful or repeated failure by Employee, in any material respect, to perform his lawful duties or otherwise comply with any of his obligations hereunder, which failure is not or cannot be cured within five business days after the Company has given written notice thereof to Employee specifying in detail the particulars of the acts or omissions deemed to constitute such failure; (ii) the engaging by Employee in any act of dishonesty or willful misconduct or more than immaterial significance; or (iii) Employee's conviction of, or entry of a plea of nolo contendere with respect to any felony.

(b) "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement (the "Exchange Act"), or, if Item 6(e) is no longer in effect, any regulation issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serves similar purposes; provided, however, that notwithstanding the foregoing and except as expressly provided in the last unnumbered paragraph of this subparagraph (b) of Section 14, a change in control of the Company shall be deemed to have occurred if:

(i) Any "Person" (as such term in used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company or one or more trusts established by the Company for the benefit of employees of the Company or a corporation controlled by the Company or the Company's stockholders, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Company's outstanding common stock (a "Fifty Percent Beneficial Owner");

(ii) During any period of twenty-four (24) consecutive months, individual who at the beginning of such period constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director during such period where election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened contest for the election of directors (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or if Rule 14a-11 is no longer in effect, any regulation issued by the Securities and Exchange Commission pursuant to the Exchange Act which serves similar purposes) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of Directors;

(iii) There shall be consummated a consolidation or merger of the Company, in which the Company is not the continuing or surviving corporation or other entity, other than a consolidation or merger of the Company in which immediately after the transaction, (A) the holders of shares of the Company's common stock immediately prior to the consolidation or merger have at least 50% of the total voting power of the surviving corporation or other entity,
(B) at least a majority of the board of Directors of the resulting corporation or other entity were members of the Incumbent Board, and ( C) no Person is a Fifty Percent Beneficial Owner of the continuing or surviving corporation or other entity; or

(ix) There shall be consummated a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than a sale, lease, exchange or other transfer to an entity in which the Company owns, directly or indirectly, at least 80% of the outstanding voting securities after such transfer, and in which immediately after such sale, lease, exchange or other transfer, (A) at least a majority of the Board of Directors of the transferee entity were members of the Incumbent Board, and (B) no Person (except the Company) is a Fifty Percent Beneficial Owner of the Transferee entity.

(c) "Company" shall have the definition set forth in Section 15 hereof.

(d)"Completion Date" shall mean the date the Employment Term would have ended under the provisions of Section 1 hereof had it not been terminated pursuant to Section 5 or Section 6.

(e)"Consumer Price Index" shall mean the Consumer Price Index as computed for All Urban Consumers (CPI-U).

(f)"Good Reason", when used with reference to a voluntary termination by Employee of his employment with the Company, shall mean:

(i) The assignment to Employee of any duties materially inconsistent with, or the reduction of powers or functions associated with, his positions, or status with the Company, or the direction or assignment to Employee to perform any act, or to refrain from performing any act, inconsistent with Employee's overall fiduciary obligations as a director or officer of the Company, or any removal of Employee from or any failure to re-elect Employee to any positions or offices held by Employee, except in connection with the termination of Employee's employment by the Company for Cause of for Disability;

(ii) A reduction in Employee's base salary as in effect from time to time;

(iii) The mandatory transfer of the permanent residence of Employee to Colorado Springs, Colorado or to another geographic location;

(iv) The failure by the Company to continue in effect any employee benefit plan, program or arrangement in which Employee was previously participating (or plans, programs or arrangements providing Employee with substantially similar benefits), or the taking of any action by the Company which would adversely affect Employee's participation in. or materially reduce Employee's benefits under, any of such plans, programs or arrangements, or the failure by the Company to provide Employee with the number or paid vacation days to which Employee was previously entitled;

(v) Subject to Section 15 of this Agreement, the failure by the Company to obtain an express written assumption of the obligations of the company to perform this Agreement by any successor (whether by purchase, merger or otherwise) to all or a substantial portion of the business and/or assets of the Company upon or prior to the effective date of any such succession;

(vi) The continued failure, for more than 15 days following written notice to the Company, by the Company to prevent the Chairman of the Company from becoming actively engaged in the management of the business affairs of the Company (other than at the direction of Employee or, hereafter, at the direction of the Board of Directors acting unanimously), from interfering with Employee's discharge of his duties hereunder or from usurping Employee's authority in a substantial way;

(vii) Employee's termination of employment following a Change in Control; or

(viii) Any purported termination of Employee's employment by the Company which is not effected pursuant to the requirements of this Agreement.

(g) "Termination Date" shall mean the effective date as provided hereunder of the termination of Employee's employment.

(h) "Without Cause", when used in connection with the termination of Employee's employment by the Company, shall mean any termination of the employment of Employee by the Company which is not a termination of employment for Cause.

15) SUCCESSORS:  BINDING AGREEMENT

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or a majority of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee terminated his employment for Good Reason. For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section15(a) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

(b) This Agreement is personal to Employee and Employee may not assign or delegate any part of his rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives, executors, administrators, heirs and beneficiaries.

16) SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17) HEADINGS. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

18) COUNTERPARTS.     This Agreement may be executed in one or more identical
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the some instrument.

19) WAIVER. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Employee's continued employment without objection shall not constitute Employee's consent to, or a waiver of Employee's rights with respect to, any circumstances constituting Good Reason. Any waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

20) ENTIRE AGREEMENT. This instrument constitutes the entire agreement of the parties in this matter and supersedes any other agreement between the parties, oral or written, concerning the same subject matter.

21) AMENDMENT. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and by a duly authorized officer of the Company. Notwithstanding the foregoing, any amount payable to Employee under this Agreement may be reduced or otherwise notified pursuant to the mutual agreement of the Company and Employee.

22) GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to the conflict of laws rules of such State.

23) SURVIVAL. To the extent provided in this Agreement, this Agreement, and the respective rights and obligations of the Company and Employee hereunder, shall survive and remain full force and effect following the expiration of the Employment Term and the termination of Employee's employment hereunder.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date and year first above written

COMPANY:

WESTERN PACIFIC AIRLINES, INC.

By:
/S/ EDWARD BEAUVAIS
Title:
CHAIRMAN

EMPLOYEE:
/S/ ROBERT A. PEISER